Exhibit 99.1

October 28, 2021

For immediate release

CALIFORNIA WATER SERVICE GROUP ANNOUNCES
YEAR TO DATE SEPTEMBER 30, 2021 AND THIRD QUARTER 2021 RESULTS

SAN JOSE, CA – California Water Service Group (NYSE: CWT) ( “Company”) today announced net income of $97.6 million or $1.91 earnings per diluted common share for the nine-month period ended September 30, 2021, compared to net income of $81.3 million or $1.66 earnings per diluted common share for the nine-month period ended September 30, 2020.

The $16.3 million increase in net income was primarily due to rate relief from the Company’s California General Rate Case (2018 GRC). The increase in net income was partially reduced by increases in depreciation expense of $7.8 million and property taxes of $1.7 million.

Additional factors outside the Company’s immediate control that contributed to the increase in net income included an $8.7 million increase in accrued unbilled revenue and a $1.5 million increase in unrealized gain on certain benefit plan investments. Seasonal weather patterns and the number of unbilled days are the primary drivers of accrued unbilled revenue.

According to President and Chief Executive Officer Martin A. Kropelnicki, third quarter results were in line with the Company’s expectations. He said the company continued to focus on its responses to the drought and the pandemic, particularly in the areas of supporting customers, keeping employees safe, and procuring equipment and materials well in advance to avoid having supply chain issues impact investment in water system infrastructure.

“I am extremely pleased with our efforts to help customers who’ve been impacted by Covid-19 get access to government relief funds. On behalf of our California customers, we requested $16.9 million from the State of California’s Water Arrearage Payment Program to pay customer delinquent account balances as of June 15, 2021. This is one of the many ways we’ve shown our commitment to supporting our customers and communities during these difficult times,” Kropelnicki said.

Third Quarter 2021 Results

For the third quarter of 2021, the Company had net income of $62.5 million or $1.20 earnings per diluted common share, compared to a net income of $96.4 million or $1.94 earnings per diluted common share for the third quarter of 2020.

Additionally, the Company had rate relief revenue of $6.1 million and balancing account net revenue of $16.3 million during the quarter.

Comparatively, in the third quarter of 2020, the company recognized $14.5 million of GRC rate relief and $37.0 million of regulatory balancing account revenues due to the proposed decision of its 2018 California GRC. Approximately $8.4 million of 2020 GRC rate relief and $25.5 million of 2020 regulatory balancing account revenues were attributable to prior quarters and were recorded in the third quarter of 2020 due to a change in regulatory certainty. This was the primary driver of a $33.9 million decrease in net income in the third quarter compared to the third quarter of 2020.

The quarter-over-quarter change in net income was partially offset by a $3.6 million decrease in administrative and general and other operations expenses and by an increase in depreciation expense of $2.5 million.

Additional factors outside the Company’s immediate control decreased net income, including a $5.8 million decrease in accrued unbilled revenue and a $1.7 million decrease in unrealized gain on certain benefit plan investments. Seasonal weather patterns and the number of unbilled days are the primary drivers of accrued unbilled revenue.

Additional Financial Results for the third quarter of 2021

Operating revenue decreased $47.4 million to $256.7 million in the third quarter of 2021, a decrease of 15.6%, as compared to $304.1 million in the third quarter of 2020. The decrease was primarily due to three months of 2018 GRC rate relief and regulatory balancing account adjustments in the third quarter of 2021 as compared to nine months of 2018 GRC rate relief and regulatory balancing account revenue in the third quarter of 2020. In the third quarter of 2021, rate relief revenue was $6.1 million and regulatory balancing account net revenue was $16.3 million, as compared to 2018 GRC rate relief revenue of $37.6 million and regulatory balancing account net revenue of $37.0 million in the third quarter of 2020.

Additionally, accrued unbilled revenue decreased $5.8 million primarily due to decreases in the number of unbilled days in the third quarter of 2021 as compared to the third quarter of 2020.

Total operating expenses decreased $12.5 million, or 6.3%, to $185.6 million in the third quarter of 2021 compared to the prior year.

Water production expenses decreased $0.4 million, or 0.5%, to $85.0 million in the third quarter of 2021, primarily due to a decrease in purchased water quantities partially offset by higher wholesale water rates. As a result of the California revenue decoupling mechanisms, we recorded a decrease to revenue equal to the decrease in California water production costs.

Administrative and general and other operations expenses decreased $3.6 million or 6.0%, to $55.4 million in the third quarter of 2021, due to decreases in bad debt expenses of $4.2 million and costs associated with deferred WRAM revenue of $3.1 million, which was partially offset by increases in employee and retiree medical costs of $1.1 million. Changes in conservation program expense, employee pension benefits, and employee and retiree medical costs for regulated California operations generally do not affect net income, as the Company has been allowed by the CPUC to record these costs in balancing accounts for future recovery, creating a corresponding change to revenue.

Depreciation expense increased $2.5 million, or 10.3%, to $27.2 million in the third quarter of 2021 due to utility plant placed in service in 2020.

Income taxes decreased $12.1 million to $1.7 million in the third quarter of 2021 due to decreases in pre-tax net operating income and the effective tax rate. The effective tax rate decrease resulted from a $7.5 million increase in refunds of excess 2017 deferred federal income taxes, which was partially offset by a reduction in state tax benefits from repairs deductions in the third quarter of 2021 as compared to the third quarter of 2020.

Property and other taxes increased $0.4 million, or 5.3%, to $8.5 million in the third quarter of 2021, due primarily to an increase in our assessed property values for utility plant placed in service.

Other income and expenses increased $1.8 million in the third quarter of 2021, due primarily to a $2.9 million decrease in other components of net periodic benefit cost, which was partially offset by a $1.7 million decrease in unrealized gain from nonqualified benefit plan investments.

Liquidity and Financing

As of September 30, 2021, the Company had unused short-term borrowing capacity of more than $430.0 million, subject to meeting the borrowing conditions on the Company’s lines of credit facilities.

The Company invested $207.7 million in infrastructure improvements during the first nine months of 2021 and estimates annual investments for 2021 between $270.0 and $300.0 million.

On October 27, 2021, the Board of Directors approved its 307th consecutive quarterly cash dividend of $0.23 per share of common stock.

WRAM Receivable

The net receivable balance in the WRAM and modified cost balancing account (MCBA) was $72.7 million as of September 30, 2021, an increase of 7.2%, or $4.9 million, from the balance of $67.8 million as of December 31, 2020.

Other Information

All stockholders and interested investors are invited to attend the conference call. To attend, please dial 1-833-832-5130 or 1-509-844-0151 and key in ID# 3773803, or you may access the live audio webcast at https://ir.calwatergroup.com/calendar/upcoming-events. Please join at least 15 minutes in advance to ensure a timely connection to the call. A replay of the call will be available from 2:00 p.m. ET on Thursday, October 28, 2021 through December 29, 2021, at 1-855-859-2056 or 1-404-537-3406, ID# 3773803, or by accessing the webcast above. The call will be hosted by President and Chief Executive Officer Martin A. Kropelnicki, Vice President and Chief Financial Officer Thomas F. Smegal, Vice President, Corporate Development and Chief Regulatory Officer Paul Townsley, and Vice President, Corporate Controller David B. Healey. Prior to the call, the Company will furnish a slide presentation on its website at 9:00 a.m. ET

California Water Service Group is the parent company of regulated utilities California Water Service, Hawaii Water Service, New Mexico Water Service, and Washington Water Service along with TWSC, Inc., a utility holding company in Texas. Together, these companies provide regulated and non-regulated water and wastewater service to more than 2 million people in California, Hawaii, New Mexico, Texas, and Washington. California Water Service Group’s common stock trades on the New York Stock Exchange under the symbol “CWT.” Additional information is available online at www.calwatergroup.com.

This news release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995 ("Act"). The forward-looking statements are intended to qualify under provisions of the federal securities laws for "safe harbor" treatment established by the Act. Forward-looking statements are based on currently available information, expectations, estimates, assumptions and projections, and management's judgment about the Company, the water utility industry and general economic conditions. Such words as would, expects, intends, plans, believes, may, estimates, assumes, anticipates, projects, predicts, targets, forecasts or variations of such words or similar expressions are intended to identify forward-looking statements. The forward-looking statements are not guarantees of future performance. They are subject to uncertainty and changes in circumstances. Actual results may vary materially from what is contained in a forward-looking statement. Factors that may cause a result different than expected or anticipated include, but are not limited to: the impact of the ongoing COVID-19 pandemic and related public health measures, including our receipt of state COVID-19 financial relief funds in a timely manner; our ability to invest or apply the proceeds from the issuance of common stock in an accretive manner; governmental and regulatory commissions' decisions, including decisions on proper disposition of property; consequences of eminent domain actions relating to our water systems; changes in regulatory commissions' policies and procedures; the outcome and timeliness of regulatory commissions' actions concerning rate relief and other matters; increased risk of inverse condemnation losses as a result of climate conditions; inability to renew leases to operate water systems owned by others on beneficial terms; changes in California State Water Resources Control Board water quality standards; changes in environmental compliance and water quality requirements; electric power interruptions; housing and customer growth; the impact of opposition to rate increases; our ability to recover costs; availability of water supplies; issues with the implementation, maintenance or security of our information technology systems; civil disturbances or terrorist threats or acts; the adequacy of our efforts to mitigate physical and cyber security risks and threats; the ability of our enterprise risk management processes to identify or address risks adequately; labor relations matters as we negotiate with the unions; changes in customer water use patterns and the effects of conservation, including as a result of draught conditions; our ability to complete, successfully integrate and achieve anticipated benefits form announced acquisitions; the impact of weather, climate, natural disasters, and actual or threatened public health emergencies, including disease outbreaks, on our operations, water quality, water availability, water sales and operating results and the adequacy of our emergency preparedness; restrictive covenants in or changes to the credit ratings on our current or future debt that could increase our financing costs or affect our ability to borrow, make payments on debt or pay dividends; and, other risks and unforeseen events. When considering forward-looking statements, you should keep in mind the cautionary statements included in this paragraph, as well as the annual 10-K, Quarterly 10-Q, and other reports filed from time-to-time with the Securities and Exchange Commission (SEC). The Company assumes no obligation to provide public updates of forward-looking statements.

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Contact

Tom Smegal

(408) 367-8200 (analysts)

Shannon Dean

(408) 367-8243 (media)

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED BALANCE SHEETS

Unaudited

(In thousands, except per share data)	September 30,	December 31,
	2021	2020
ASSETS
Utility plant:
Utility plant	$4,124,024	$3,890,423
Less accumulated depreciation and amortization	(1,327,655)	(1,239,865)
Net utility plant	2,796,369	2,650,558
Current assets:
Cash and cash equivalents	140,368	44,555
Receivables:
Customers, net	67,807	44,025
Regulatory balancing accounts	85,027	96,241
Other, net	20,448	20,331
Unbilled revenue, net	54,129	34,069
Materials and supplies at weighted average cost	9,383	8,831
Taxes, prepaid expenses, and other assets	16,246	17,964
Total current assets	393,408	266,016
Other assets:
Regulatory assets	328,505	325,376
Goodwill	36,815	31,842
Other assets	124,592	120,456
Total other assets	489,912	477,674
TOTAL ASSETS	$3,679,689	$3,394,248

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock, $.01 par value; 68,000 shares authorized, 52,608 and 50,334 outstanding in 2021 and 2020, respectively	$526	$503
Additional paid-in capital	580,760	448,632
Retained earnings	534,685	472,209
Noncontrolling interests	4,689	-
Total equity	1,120,660	921,344
Long-term debt, net	1,059,724	781,100
Total capitalization	2,180,384	1,702,444
Current liabilities:
Current maturities of long-term debt, net	5,180	5,127
Short-term borrowings	120,000	370,000
Accounts payable	148,415	131,725
Regulatory balancing accounts	19,273	34,636
Accrued interest	17,170	6,178
Accrued expenses and other liabilities	50,900	41,040
Total current liabilities	360,938	588,706
Deferred income taxes	284,193	276,032
Pension and postretirement benefits other than pensions	114,192	115,581
Regulatory liabilities and other	257,108	247,810
Advances for construction	198,344	195,625
Contributions in aid of construction	284,530	268,050
Commitments and contingencies
TOTAL CAPITALIZATION AND LIABILITIES	$3,679,689	$3,394,248

CALIFORNIA WATER SERVICE GROUP

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Three Months ended:

	September 30,	September 30,
	2021	2020

Operating revenue	$256,723	$304,108
Operating expenses:
Operations:
Water production costs	84,951	85,344
Administrative and general	30,712	29,208
Other operations	24,686	29,746
Maintenance	7,739	7,129
Depreciation and amortization	27,232	24,699
Income taxes	1,705	13,804
Property and other taxes	8,546	8,116
Total operating expenses	185,571	198,046
Net operating income	71,152	106,062
Other income and expenses:
Non-regulated revenue	5,813	3,934
Non-regulated expenses	(5,779)	(2,865)
Other components of net periodic benefit credit (cost)	1,853	(1,008)
Allowance for equity funds used during construction	898	973
Income tax expense on other income and expenses	(207)	(245)
Net other income	2,578	789
Interest expense:
Interest expense	11,737	11,162
Allowance for borrowed funds used during construction	(506)	(671)
Net interest expense	11,231	10,491
Net income	62,499	96,360
Net income attributable to noncontrolling interests	70	-
Net income attributable to California Water Service Group	$62,429	$96,360
Earnings per share of common stock
Basic	$1.20	$1.94
Diluted	$1.20	$1.94
Weighted average shares outstanding
Basic	51,823	49,576
Diluted	51,823	49,576
Dividends per share of common stock	$0.2300	$0.2125

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

Unaudited

(In thousands, except per share data)

For the Nine Months ended:

	September 30,	September 30,
	2021	2020

Operating revenue	$617,583	$605,155
Operating expenses:
Operations:
Water production costs	214,688	210,462
Administrative and General	92,837	85,827
Other operations	63,318	69,618
Maintenance	21,118	20,924
Depreciation and amortization	81,516	73,733
Income taxes	3,576	10,489
Property and other taxes	24,213	22,470
Total operating expenses	501,266	493,523
Net operating income	116,317	111,632
Other income and expenses:
Non-regulated revenue	16,759	11,969
Non-regulated expenses	(12,354)	(11,811)
Other components of net periodic benefit credit (cost)	7,520	(3,770)
Allowance for equity funds used during construction	2,290	4,292
Income tax expense on other income and expenses	(1,077)	(152)
Net other income	13,138	528
Interest expense:
Interest Expense	33,165	33,573
Allowance for borrowed funds used during construction	(1,253)	(2,747)
Net interest expense	31,912	30,826
Net income	97,543	81,334
Net loss attributable to noncontrolling interests	(79)	-
Net income attributable to California Water Service Group	$97,622	$81,334
Earnings per share of common stock
Basic	$1.91	$1.66
Diluted	$1.91	$1.66
Weighted average shares outstanding
Basic	51,119	49,034
Diluted	51,119	49,034
Dividends per share of common stock	$0.6900	$0.6375